Exhibit 99.1

Thank you. Hello and welcome to our conference call to discuss preliminary financial results for our third-quarter fiscal year 2013. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflects management’s views as of today, July 16, 2013 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our preliminary financial results and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our filings with the SEC, which are posted on our website, you will find additional disclosures regarding these non-GAAP measures including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. The supplemental operating data includes Gross Merchandise Volume and should not be considered as a substitute for or superior to GAAP results.

At this time, I would like to turn the presentation over to our CEO, Bill Angrick.

Thank you, Julie. Thanks for joining us this morning. We issued a press release to pre-announce certain preliminary financial results for our fiscal third quarter for the three months ending June 30, 2013. As indicated in this morning’s press release, we expect to report Gross Merchandise Volume of $228 million to $231 million, which is lower than our previous expectations of $250 million to $275 million.

Adjusted EBITDA, which excludes stock-based compensation and acquisition costs, is expected to be $26 million to $27 million compared to our previous expectations of $29 million to $32 million. We also expect adjusted EPS of $0.43 to $0.45 compared to our previous expectations of $0.49 to $0.54.

We attribute the lower-than-expected topline results to two areas of our business. First, Q3 results in our capital assets vertical were impacted by lower than forecasted volume as we continued the integration and repositioning of our GoIndustry marketplace to focus on the key global Fortune 1000 relationships that we expect to drive sustained profitable growth. Our emphasis has been on profitable growth and we have made good progress with the integration of our GoIndustry acquisition, which is now operating at near breakeven.

Secondly, our Q3 results were impacted by lower product flows and slower than expected rollout of new clients’ programs in our retail supply chain vertical. Weakness in the consumer electronics space also impacted our business with existing clients, resulting in lower unit sales.

While our preliminary results for Q3 were disappointing and below our expectations, we remain focused on driving profitable growth and adoption of our model with global Fortune 1000 corporations and government agencies. We are confident in our competitive position and our ability to achieve attractive organic growth over the next several years, driven by our strong client service, financial strength, and continued investments in innovation.

We would now like to open up the call to questions regarding today’s announcement. All questions related to our expected Q4 results and other strategic business initiatives will be addressed in our earnings call on August 7.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Colin Sebastian, Robert Baird & Company.

Colin Sebastian - Robert W. Baird & Company - Analyst

Good morning. I guess first off, Bill, just to kick off, I was hoping for a little bit more granularity in terms of the different segments in the business. Any further details in growth rates between retail, capital asset, and public sector. And then if nothing else perhaps GoIndustry versus the rest of the business to understand the organic growth rate in the business.

And then as a follow-up to that, in consumer electronics, is that a specific partner or program or are you seeing more of an industrywide slowdown in that segment and that category? Thank you.

Jim Rallo - Liquidity Services Inc. - Treasurer and CFO

Sure, Colin. It’s Jim. Let me first off take the growth rates in the business. So as you know when you look hard our business really you’ve got a third of the business is public sector, a third of the business is commercial capital assets, which our GoIndustry marketplace is a part of. And then a third of our business is the retail supply chain.

When you look at the two areas that we struggled with a little bit this quarter, commercial capital assets, the GoIndustry side particularly, that’s responsible for half of the miss from the midpoint of the range. So when you look at organic growth in the other parts of that commercial capital asset area, actually it was very good this quarter, just not good enough to make up for the roughly $15 million topline shortfall in the manufacturing sector of our business.

On the retail side of our business, we were actually down year-over-year, Colin, so there was no growth in that business this year primarily driven by the issues that Bill discussed prior in his comments particularly around the consumer electronics segment. So we’ve seen a significant decrease in computers, particularly PCs, as well as our TV programs that we do for several of our clients. So we are struggling right now in that part of our business.

We continue to see good growth again in the other commercial capital asset sides of our business as well as the public sector business this quarter. GovDeals actually had a record quarter which again we will talk about in more details on our August 7 call.

Colin Sebastian - Robert W. Baird & Company - Analyst

Okay, thanks. I will get back in the queue.

Operator

Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thanks, two questions. I think there’s also some concerns about the volumes that Ritchie Brothers is seeing as well. So if you can just talk on the capital asset side, if you are seeing kind of industrywide forces that you want to talk about that are impacting other companies.

And then secondly, can you just talk about steps you’ve put in place to better manage the business, provide better visibility if there are things you have done over the past 12 months that you think will help you get basically better visibility as far as sales channel, etc.

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

Sure, let me just provide some context. First, we are clear in our focus and strategy of introducing technology and our business model to the largest commercial organizations in the world in key markets — energy, transportation, retail, consumer packaged goods, because these are the highest capital-intensive industries. Those large organizations make decisions based on consensus building across key functional areas — operations, supply chain, technology, finance, and in many cases whoever the owner of the brand is to drive adoption of a new service.

Those are longer sales cycles. Those are larger programs. In many cases, you are talking about much higher value assets or volumes and we have continued to focus on driving appreciation for three areas, reducing and transforming total supply chain costs; improving the control of the brand, the clients’ brands in the secondary marketplace; and lastly, focusing on sustainability, which is an increasing theme with these clients.

We have, as we’ve learned, many of these new industries over the last few years, there is more volatility in the short term. If you look at the last eight months of the Company’s reported gross sales summary, our monthly gross sales summaries range from $66.6 million per month to roughly $111 million per month just in the last eight months. So on an annualized basis that is a range of $800 million to $1.3 billion of annualized GMV.

So we are focused on the consolidation and integration of this industry. Results in the short term may move around a bit but in the end, we believe a technology-focused service and a transparent marketplace and global reach to buyers and services will drive that industry consolidation and we are the company driving that consolidation.

As far as the forecasting and predictability in a rolling 60 to 90 days, we continue to reinvest the learnings of working with these companies in their plants, in their supply chains, in their business context, and continue to incorporate that into risk-adjusted forecasting month by month, quarter by quarter, and over time we will be better at that. That is an ongoing exercise within the company but it does relate to those factors that I just mentioned on enterprise sales and the nature of the equipment and inventory.

As far as the earlier question about macro trends, we have seen in the consumer electronics space industrywide softness. I think that the unit sales data has been widely reported. I think the industry is undergoing sort of a reset with enterprise clients on some of the legacy products, the laptops, the traditional desktop servers. And that undoubtedly ripples through our key relationships. We work with 139 Fortune 1000 companies, many of whom are the largest retailers and manufacturers in those sectors.

That industry is constantly undergoing innovation and new product lines so the move to tablets and smartphones will ultimately be an opportunity for us but in the short term, that has pressured our business.

Also in the used equipment marketplace, there is some tepidness in relation to investing in the manufacturing sector based on expectations of global markets like China cooling off a bit. I wouldn’t say that’s a factor that will be insurmountable for our business, but we have observed that. I think you seen that as you noted in certain equipment markets, particularly the construction market.

Jason Helfstein - Oppenheimer & Co. - Analyst

Okay, thank you very much.

Operator

Shawn Milne, Liquidity Services.

Shawn Milne - Janney Montgomery Scott - Analyst

Thanks, I just wanted to — Jim, you gave a little bit of detail on the granularity of the miss in the topline in the quarter. I’m just trying to understand more about what changed from your prior call when the management team seemed to have a pretty good confidence about new client programs ramping up and what happened to those.

Then secondly on GoIndustry, if it was $15 million of the impact on the topline, that business was essentially half of what we thought. Are you learning now as you’ve gone through this that they had a lot of unprofitable business? Is this asset significantly lower than what you thought going into next year?

Then lastly, Bill, I know you are not going to talk about the fourth quarter but at a high level if your government business is steady to maybe up a bit, but we don’t have a lot of visibility on growth in these other sectors, are we looking at fiscal 2014 GMV that’s flat to down? Thanks.

Jim Rallo - Liquidity Services Inc. - Treasurer and CFO

Let me take the first two parts of your question, Shawn. I think one was on the guidance that we gave last quarter regarding retail and the larger client programs we have rolling out. So again,

let’s be clear on our forecasting techniques. We forecast based on clients that we have signed contractual relationships with. As Bill mentioned in his earlier comments, these clients are Fortune 500 or Fortune 1000 ilk. So in some cases, those programs are not ramping up as quickly as we would expect. It is taking longer to basically unplug prior relationships that our clients have as we all know. Liquidity Services is normally replacing an existing provider of our services.

So that has taken longer than expected and I think that we are working to better forecast that. We have done a ground-up review of our forecasting process recently that includes our sales and operations team and again, it has been difficult for us to predict the ramp of these larger clients.

I think we saw that last year. I know that we are having this call today because expectations are less than we would all like to see but last year, the expectations were greater than we expected and frankly we weren’t doing a tremendously great job of predicting that as well as things were ramping up faster than we had thought.

So it really has been — this phenomenon has been going on for two years. I think we are really just maybe dealing with it today because it’s on the downside, but it has been challenging for us with these larger accounts to predict the flow of assets.

Let me now return to your second question, which is the GoIndustry GMV. You brought up a couple good points. One, the GoIndustry GMV, the run rate this quarter was lower than we expected, so again down about $15 million. You’re looking at a run rate for that business right now of around $115 million annually. That is less than the $140 million to $150 million that we had talked about on prior calls.

We do think that we are at the bottom with GoIndustry. I’d like to point out, as Bill mentioned in his remarks, the good news about that is that we were breakeven this quarter in GoIndustry or darn close. So when you look at that level of GMV and the restructuring and efficiencies we’ve created on the operations side of the business, we feel confident that that business is set up for growth in the future.

As a reminder, we paid $11.4 million for that business. We’re making investments in that business and probably all in we will around $30 million. So we feel like from a return on investment capital, that’s going to be a great return for our shareholders for the next several years.

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

Let me just address sort of the broader question on how do we feel about growth. Well first, we would agree with you we are not satisfied with the current quarter results. We feel like we didn’t achieve our full potential in this particular 90-day period. But for some perspective on Liquidity Services, in our 30 quarters, 30 quarters as a public company, other than the June quarter of 2009, we have grown our GMV year-over-year every quarter including this quarter. It was modest, but about 2% year-over-year growth.

So we continued to make investments in areas such as sales, technology, marketing and operations with every expectation of driving attractive organic growth over the next several years and we have a published plan for fiscal 2016 that drives our investment decisions and execution focus between now and that timeframe.

So that’s our outlook. We will not be providing commentary on fiscal 2014 guidance on this call over the next quarter. We have a scheduled full earnings conference call on August 7.

Shawn Milne - Janney Montgomery Scott - Analyst

Bill, the Company was very clear six months ago that you were making investments in marketing, sales, and technology, and while certainly businesses don’t turn on the dime, I would think given that your commentary about new programs and whatnot, there seems to be a major disconnect from your sales cycle and the head of sales and how that relates down to your forecasting and business process.

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

Look, the monthly GSS data I think as I mentioned, it shows a roughly $500 million variance in the last eight months, $0.5 billion variance on annualized monthly GSS. So we agree that in the short term this has been a difficult to forecast business, but the strategy is sound. We have a more efficient business model. Our margins have expanded notwithstanding the shortfall to expectation on the topline. And as we learn and grow with our clients and have more mature operations in these industry segments, undoubtedly our forecasting will be better.

Shawn Milne - Janney Montgomery Scott - Analyst

Thank you.

Operator

Ross Sandler, Deutsche Bank.

Ross Sandler - Deutsche Bank - Analyst

Thanks, guys. Bill, so given the $2 billion GMV goal that you stated at Analyst Day and what you guys have stated on penetration in each of your segments, we wouldn’t assume or think that you were anywhere close to reaching full penetration or saturation in any of your categories.

Do you think that within some of these retail segments you are fully saturated at this point? And is any of the changing dynamics coming from increased competition or is it just simply the overall macro environment? Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

You know, just to comment on that $2 billion goal, that’s $166 million per month run rate. Our best month, the last few quarters has been $111 million of monthly GSSO. We believe to close that gap you need to align the business model with the largest manufacturers who invest and upgrade their property, plant, and equipment globally on a regular basis with those that supply the retail supply chain that manage their brand and have responsibility for tracking and selling these goods. And the retailers.

I think retail is a very challenging business. There are lots of questions within the retail supply chain area on their own about how to manage this waterfall of new products and price points and so forth. Our playbook is to align our strategy to help these clients manage their brand, manage their recovery process including more of these products through our online channels and that requires operational change and transformation within those companies.

They are very interested in how do they free up resources to focus on their core business? How do they reinvent their warehouses distribution center operations? How do we help them provide a quality product to their value-oriented consumers and protect their brand for the B stock product?

So we’ve had great reception for that general dialogue. That’s a strategic conversation. It’s not a transactional one call type close issue. We are not interested in chasing volume that doesn’t attach to long-term recurring strategic programs with these Fortune 1000 clients. The industry has been pressured in the legacy PC, desktop, laptop, and in some case TV industries.

And we have had significant growth in fiscal 2012 and we have as a result difficult comparisons over the prior year period, which we also have to recognize. But we have a larger set of resources leading our sales efforts. We’ve got more capacity to sell our services and that’s where we’ve focused our efforts.

Operator

Michael Purcell, Stifel.

Michael Purcell - Stifel Nicolaus - Analyst

Thanks, good morning. Bill, back to your earlier comment about how the Company has been able to grow pretty much every quarter except for the June 2009 quarter. If I recall, there was some major DOD disruption but your commercial segment was able to grow through it. In 2008, 2009, and 2010, we had historic disruptions in retail sales, so I’m wondering now why the Company is facing supply problems in this environment versus what we saw before?

And within retail, if it’s a third, I’m wondering do we just need a healthier PC consumer electronics market in order for the Company to grow retail?

Secondly within these new client programs that been delayed, I’m wondering if you could tell us why they’ve been delayed and really what kind of addressable GMV we could be looking at? Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

Well, the opportunity to consolidate more supply in our marketplace is tremendous. I think we are focused on quality of the relationships making sure that when we establish relationships, they are programmatic long-term recurring in nature. And that process, as indicated earlier, is a consensus-building process. When we have the signed agreement, we have a number of functions that will be involved in implementing those and we are pleased with the engagement and the quality of the individuals in these organizations that embrace the idea of driving — transparency driving brand, sustainability, protection of the brand in the secondary marketplace, and realigning the resources to not invest in non-core areas like handling, damaged returned and excess inventory.

I think the idea that we are going after the largest corporations in the world and being very bold with that focus has challenged the timing and pace of the regular recurring wins on a month-to-month, quarter-over-quarter basis. That has shown up in this last quarter. It’s something that was slower than forecast.

But we absolutely are pursuing and believe that the size and scale of our business, which continues to grow, we have further distanced ourselves from alternative solutions. We have a very sound strategy and a very attractive marketplace for buyers, who continue to identify and source products in more and more categories through our marketplace.

So I think the areas of branding, sales, and marketing are areas we recognize require long-term investment. That’s been highlighted this year. We continue to expand those teams, expand our messaging in the marketplace to support these direct sales efforts and that will pay off for us over time as we try to take this industry in a much more professional coalesced environment around our trading channels.

Operator

(Operator Instructions). Gary Prestopino, Barrington Research.

Gary Prestopino - Barrington Research - Analyst

Good morning, everyone. Could you just comment, has there been any business losses or losses of programs over the last six months that are starting to impact what you are reporting here in the quarters going forward?

Bill Angrick - Liquidity Services Inc. - Chairman and CEO

We have continued to work with many large players who have seen some disruption in their business, which has rippled through to our business. I think the issue is if some of the mature programs aren’t experiencing growth to achieve overall company growth, we need more wins that are kicking in with our marketplace and I think the latter issue is what has resulted in the slowdown of our topline, particularly in the retail supply chain vertical.

Gary Prestopino - Barrington Research - Analyst

Okay, thanks.

Operator

At this time, we have no further questions. I would now like to turn the call back over to Ms. Julie Davis for any closing remarks.

Julie Davis - Liquidity Services Inc. - Director of IR

Thank you. I would like to thank everyone for joining the call this morning. Jim and myself will be available for any follow-up questions that you may have. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.